As filed with the Securities and Exchange Commission on May 5, 2026.

Registration No. 333-213132

Registration No. 333-283765

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-213132

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-283765

UNDER

THE SECURITIES ACT OF 1933

Farmer Brothers Co.

(Exact name of registrant as specified in its charter)

Delaware	95-0725980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Royal Cup, Inc.

160 Cleage Drive

Birmingham, AL 35217

(205) 983-3060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Scott Yeager

c/o Royal Cup, Inc.

160 Cleage Drive

Birmingham, AL 35217

(205) 983-3060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas Laughlin, P.C.

Jack Shirley

Kirkland & Ellis LLP

4550 Travis Street

Dallas, TX 75205

(214) 972-1770

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Farmer Brothers Co., a Delaware corporation (the “Company”) is filing these post-effective amendments (collectively, the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which were originally filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all Company securities registered but unsold or otherwise unissued under such Registration Statement as of the date hereof:

1. Registration Statement on Form S-3 (No. 333-213132), originally filed with the SEC on August 15, 2016 and declared effective on August 26, 2016, registering the offering and sale of up to 600,000 shares of common stock, $1.00 par value, of the Company by the selling stockholders named therein.

2. Registration Statement on Form S-3 (No. 333-283765), originally filed with the SEC on December 12, 2024, as amended by Amendment No. 1 to Registration Statement on Form S-3 (No. 333-283765), and declared effective on May 15, 2025, registering up to $175.0 million in the aggregate of the securities identified therein.

On May 5, 2026, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of March 3, 2026 (the “Merger Agreement”), by and among Royal Cup, Inc., a Delaware corporation (“Parent”), and BP I Brew Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements. After giving effect to this Post Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 5th day of May, 2026.

Farmer Brothers Co.

By:	/s/ William L. Wann, Jr.
Name:	William L. Wann, Jr.
Title:	President and CEO

Note: No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.